Exhibit 10.19

AMENDMENT AND RESTATEMENT OF THE

AMGEN CHANGE OF CONTROL SEVERANCE PLAN

EFFECTIVE DECEMBER 9, 2008

The Amgen Change of Control Severance Plan, effective as of October 20, 1998 (the “Plan”), is hereby amended and restated effective as of December 9, 2008, except as otherwise provided herein, to incorporate the following modifications:

1. The first paragraph of the Plan is amended in its entirety to read as follows:

AMGEN INC., a Delaware corporation, established this Change of Control Severance Plan (the “Plan”), effective as of October 20, 1998, for the benefit of certain key employees of the Company. By resolution of the Board of Directors of Amgen Inc., the Plan is hereby amended and restated, effective as of December 9, 2008, to add Anna Richo as a Group I Participant and establish an exemption from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code.

2. Section 1(L) of the Plan is amended in its entirety to read as follows:

(L)	“Good Reason,” with respect to any Participant, shall mean the occurrence (without the Participant’s express written consent) of any of the following conditions, but only if (1) the Participant provides written notice to the Company of the existence of the condition within thirty (30) days of the initial existence of the condition; (2) the Company fails to remedy the condition within the thirty (30)-day period following the Company’s receipt of the notice delivered pursuant to clause (1); and (3) the Participant actually terminates employment within thirty (30) days following the expiration of the thirty (30)-day period described in clause (2):

(i) any adverse and material diminution in the Participant’s authority, duties or responsibilities as they existed immediately prior to the Change of Control or as the same may be increased from time to time thereafter;

(ii) the Company’s material reduction of the Participant’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(iii) relocation of the Company’s offices at which the Participant is employed which increases the Participant’s daily commute by more than one-hundred (100) miles on a round trip basis; or

(iv) any other action or inaction by the Company that constitutes a material breach of the agreement under which the Participant provides services.

A Participant’s right to terminate his or her employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness.

3. Section 2 of the Plan is amended in its entirety to read as follows:

2.	Effective Date and Term of Plan. The Plan, as amended and restated, shall be effective as of December , 2008 and shall continue in effect through December 31, 2012; provided, however, that commencing on December 31, 2012 and on each December 31 thereafter, the Plan shall automatically be extended for one additional year by adding one year to the last day of the term as then in effect unless, not later than September 30 of such year, the Company shall have given notice to the Participants that the term of the Plan will not be extended; provided, further, that if a Change of Control occurs during the original or any extended term of the Plan, the term of the Plan shall continue in effect for a period of not less than thirty-six (36) months beyond the month in which such Change of Control occurred.

4. Section 4.1(B) of the Plan is amended in its entirety to read as follows:

(B)	Benefits. Subject to subsection (B) of Section 11.6,

(i)	During the Benefits Continuation Period, the Company shall provide the Participant and his or her dependents with life, disability, accident, and health insurance benefits substantially similar to those provided to the Participant and his or her dependents immediately prior to the Date of Termination or the date of the Change of Control, whichever is more favorable to the Participant; provided, however, that such benefits shall be provided on substantially the same terms and conditions and at the same cost to the Participant as in effect immediately prior to the Date of Termination or the date of the Change of Control, whichever is more favorable to the Participant. At the termination of the group health plan coverage under this paragraph, the Participant and his or her dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Code, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if the Participant had terminated employment with the Company on the date such group health plan coverage terminates.

(ii)

Notwithstanding the foregoing, if the Participant becomes reemployed with another employer and is eligible to receive such benefits under another employer’s plans, the Company’s obligations under its plans and this Section 4.1(B) shall be secondary to the coverage provided by such other employer’s plans during the Benefits Continuation Period, and any such benefits actually received by the Participant shall be reported to the Company. In the event that the Participant is ineligible under the terms of the Company’s benefit plans to continue to be so covered, the Company, during the Benefits Continuation Period, shall provide the Participant with substantially equivalent coverage through other sources or will reimburse the Participant’s expenses incurred in obtaining such coverage, provided the Participant provides the Company with reasonable documentation substantiating such expenses were incurred during the Benefits Continuation Period, and the Company reimburses the Participant’s expenses no later than the end of the calendar year immediately following the calendar year in which the expenses were incurred by the Participant. Except as set forth in Treasury Regulation § 1.409A-3(i)(1)(iv)(B) or successor provision, the amount of expenses eligible for reimbursement, or the amount of in-kind benefits coverage provided under this Section 4.1(B) to the Participant in any calendar year, may not affect the expenses eligible for reimbursement or benefit coverage provided in any other calendar year. If any reimbursements under this Section 4.1(B)(ii) are includible in the gross income of the Participant for income or employment tax purposes, the Company shall pay the Participant an additional amount (“Gross-Up Payment”) such that after the payment of all income and employment taxes (but not any excise or 409A taxes) on the reimbursements and the Gross-Up Payment, the Participant retains an amount equal to the reimbursements. The Company shall pay the Gross-Up Payment to the Participant no later than 30 days after the Participant is required to remit the taxes related to the reimbursements.

5. Section 4.1(D) of the Plan is amended in its entirety to read as follows:

(D)	The Participant shall be fully vested in his or her accrued benefits under the Amgen Retirement Savings Plan and the Amgen Supplemental Retirement Plan, as applicable, and the Company shall provide the Participant with additional fully vested benefits under such plans in an amount equal to the benefits which the Participant would have accrued (based upon the amount of the contributions thereto by the Participant and the Company on the Participant’s behalf, in each case immediately prior to the Date of Termination or, if more favorable to the Participant, immediately prior to the Change of Control) had he or she continued employment with the Company following his or her Date of Termination for that number of years equal to the Participant’s Benefits Multiple; provided, however, that to the extent that the acceleration of vesting or enhanced accrual of such benefits under the Amgen Retirement Savings Plan would violate any applicable law or require the Company to accelerate the vesting of the accrued benefits of all participants in such plan or to provide additional benefit accruals to such participants, the Company shall pay the Participant a lump-sum cash payment at the time specified in Section 4.3 hereof in an amount equal to the value of such benefits. In no event shall a cash payment be made to the Participant in lieu of the acceleration of vesting or enhanced accrual of benefits under the Amgen Supplemental Retirement Plan.

6. Section 4.1(G) of the Plan is amended in its entirety to read as follows:

(G)	If it shall be determined by the Accountants that any payment, distribution or acceleration of vesting or exercisability of any stock option or other right with respect to a Participant who is a “disqualified individual” within the meaning of Section 280G(c) of the Code, whether paid, distributed or accelerated pursuant to the terms of the Plan or otherwise (the “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Participant shall be entitled to receive from the Company, within the time period set forth in Section 4.3 and no later than the end of the Participant’s taxable year following the taxable year in which the Participant remits such taxes, an additional lump sum cash payment (the “20% Payment”) in an amount equal to twenty percent (20%) of the amount of the Participant’s “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

7. Section 4.3 of the Plan is amended in its entirety to read as follows:

4.3	Subject to subsection (B) of Section 11.6, the cash payments provided in subsections (A), (C), (D) and (G) of Section 4.1 hereof shall be made by the fifth (5th) day following the receipt by the Participant of the Accountants’ determination, but in no event later than March 15 of the calendar year following the calendar year in which the Participant’s employment is terminated. As a result of uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Cash Severance Payment and/or the 20% Payment made by the Company will have been less than the Company should have paid pursuant to Section 4.1(A) or (G) hereof, as the case may be (the amount of any such deficiency, the “Underpayment”) or more than the Company should have paid pursuant to Section 4.1(A) or (G) hereof, as the case may be (the amount of any such overage, the “Overpayment”). In the event of an Underpayment, the Company shall pay the Participant the amount of such Underpayment (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) not later than five (5) business days after the amount of such Underpayment is subsequently determined, provided, however, such Underpayment shall not be paid later than the end of the calendar year following the calendar year in which the Participant remitted the related taxes. In the event of an Overpayment, the amount of such Overpayment shall constitute a loan by the Company to the Participant, payable not later than five (5) business days after the amount of such Overpayment is subsequently determined (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code).

8. Section 5.2 of the Plan is amended in its entirety to read as follows:

5.2	Date of Termination. “Date of Termination,” with respect to any purported termination of a Participant’s employment (other than by reason of the Participant’s death), shall mean (i) if the Participant’s employment is terminated for Disability, the date upon which a Notice of Termination is given, and (ii) if the Participant’s employment is terminated for any other reason, whether voluntarily or involuntarily, the date that the Participant’s employment terminates, as specified in the Notice of Termination (which shall be within sixty (60) days from the date such Notice of Termination is given).

9. Section 9.3 of the Plan is amended by adding the following sentence to the end of that Section:

The Company shall make such payments no later than the last day of the Participant’s taxable year immediately following the taxable year in which the expenses are incurred.

10. Section 11.5 of the Plan is amended in its entirety to read as follows:

11.5	Tax Withholding. The Company shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes that the Company reasonably determines to be required to be withheld by the Company in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company. Except to the extent specifically provided within this Plan or any separate written agreement between a Participant and the Company, a Participant shall be solely responsible for the satisfaction of any taxes with respect to the benefits payable to the Participant under this Plan (including, but not limited to, employment taxes imposed on employees and additional taxes on nonqualified deferred compensation).

11. The following is added to the Plan as Section 11.6:

11.6	Code Section 409A.

(A)	Generally. Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Section 409A of the Code, neither the Company, nor its employees, directors, or agents shall have any obligation to mitigate or to hold any Participant harmless from any or all of such taxes.

(B)	Section 409A Six-Month Delayed Payment Rule. If any payments or benefits that become payable under this Plan on account of the Participant’s termination of employment constitute a deferral of compensation under Code Section 409A, such payments or benefits will be provided when the Participant incurs a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) or successor provision (“Separation from Service”). If, at the time of the Participant’s Separation from Service, the Participant is a “specified employee” (within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(i) or successor provision), the Company will not pay or provide any “Specified Benefits” (as defined herein) during the six-month period beginning with the date of the Participant’s Separation from Service (the “409A Suspension Period”). In the event of a Participant’s death, however, the Specified Benefits shall be paid to the Participant’s Beneficiary without regard to the 409A Suspension Period. For purposes of this Plan, “Specified Benefits” are any payments or benefits that would be subject to Section 409A additional taxes if the Company were to pay them, pursuant to this Plan, on account of the Participant’s “separation from service.” Within 14 calendar days after the end of the 409A Suspension Period, the Participant shall be paid a lump-sum payment in cash equal to any Specified Benefits delayed during the 409A Suspension Period.

12. Annex A to the Plan is revised in its entirety to read as follows:

ANNEX A

AMGEN INC. CHANGE OF CONTROL SEVERANCE PLAN

GROUP I PARTICIPANTS

Effective December 31, 2008, the following senior executive-level staff members are designated Group I Participants in the Amgen Inc. Change of Control Severance Plan (the “Plan”) and such designation shall remain in effect until modified by the Administrative Committee as defined in the Plan:

Balachandran, Madhavan

Beier, David W.

Bonanni, Fabrizio

Bradway, Robert

Daly, James M.

Dere, Willard H.

Eisenberg, Paul

Flanagan, Thomas

Harper, Sean

Hoffman, Rolf

Lacey, David

McNamee, Brian M

Miletich, Joseph P.

Morrow, George J.

Perlmutter, Roger M.

Richo, Anna S.

Scott, David J.

Sharer, Kevin W.

Slaff, Geoffrey

13. All Plan references to section numbers and defined terms are amended to reflect the above modifications.

To record this Amendment and Restatement of the Plan as set forth herein, the Company has caused its authorized officer to execute this document (as well as a revised plan document incorporating all the above modifications) this 9th day of December, 2008.

AMGEN INC.

By:	/s/ Brian McNamee
Brian McNamee
Senior Vice President
Human Resources